                                                                    EXHIBIT 12

                                                                 First Tennessee
                                                                    National
                                                                   Corporation

STATEMENT REGARDING COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS YEAR ENDED DECEMBER 31,

- -------------------------------------------------------------------------------------------------------------------------------
 (Dollars in thousands)                              1993            1992             1991             1990              1989
- -------------------------------------------------------------------------------------------------------------------------------
 EARNINGS
   Net income from continuing operations            $120,665        $ 89,165         $ 73,022         $ 56,580         $ 37,355
   Plus income taxes                                  63,452          55,131           27,042           20,744           12,229
   Plus fixed charges                                239,974         276,371          361,894          405,990          405,686
- -------------------------------------------------------------------------------------------------------------------------------
    Earnings before interest expense
        on deposits (A)                              424,091         420,667          461,958          483,314          455,270
 Less interest expense on deposits                   190,030         234,753          310,295          337,769          322,088
- -------------------------------------------------------------------------------------------------------------------------------
    Earnings after interest expense
        on deposits (B)                             $234,061        $185,914         $151,663         $145,545         $123,182
===============================================================================================================================
 FIXED CHARGES:
   Interest expense                                 $239,913        $276,303         $361,803         $405,892         $405,582
   Portion of rents representative of the
     interest factor                                      61              68               91               98              104
- -------------------------------------------------------------------------------------------------------------------------------
     Fixed charges                                  $239,974        $276,371         $361,894         $405,990         $405,686
===============================================================================================================================
 Fixed charges including interest expense on
   deposits (C)                                     $239,974        $276,371         $361,894         $405,990         $405,686
   Less interest expense on deposits                 190,030         234,753          310,295          337,769          332,088
- -------------------------------------------------------------------------------------------------------------------------------
     Fixed charges excluding interest expense
        on depostis (D)                             $ 49,944        $ 41,618         $ 51,599         $ 68,221         $73,598
===============================================================================================================================
 RATIO OF EARNINGS TO FIXED CHARGES:
   Charges including interest expense
     on deposits ((A) / (C))                            1.77 X          1.52 X           1.28 X           1.19 X           1.12 X
   Excluding interest expense on deposits ((B)/(D))     4.69 X          4.47 X           2.94 X           2.13 X           1.67 X
=================================================================================================================================